Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-254986) of International General Insurance Holdings Ltd. and in the related Prospectus of our reports dated April 20, 2026, with respect to the consolidated financial statements of International General Insurance Holdings Ltd., and the effectiveness of internal control over financial reporting of International General Insurance Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
London, United Kingdom
April 20, 2026